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Exhibit 10.71

THIS LETTER BETWEEN DEUTSCHE BANK SECURITIES INC., SOCIETE GENERALE, AND SG COWEN SECURITIES CORPORATION SUPERCEDES IN ITS ENTIRETY THE COMMITMENT LETTER DATED AS OF EVEN DATE HEREWITH BETWEEN SUCH PARTIES. THIS LETTER HAS BEEN ENTERED INTO SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND MAY NOT BE RELIED UPON OR ENFORCED BY ANY OTHER PERSON. DEUTSCHE BANK SECURITIES INC. MAY DISCLOSE THIS LETTER TO VALVINO LAMORE, LLC, WYNN RESORTS HOLDINGS, LLC AND WYNN LAS VEGAS, LLC (COLLECTIVELY, THE "SPONSORS"). THE SPONSORS MAY DISCLOSE THIS LETTER TO APPLICABLE GOVERNMENT AGENCIES, AUTHORITIES AND REGULATORS INCLUDING WITHOUT LIMITATION THE SECURITIES AND EXCHANGE COMMISSION AND MAY FILE THIS LETTER AS AN EXHIBIT IN ITS REGISTRATION STATEMENTS; PROVIDED THAT ANY SUCH DISCLOSURE SHALL BE DEEMED AN AGREEMENT BY THE SPONSORS TO PROVIDE TO SOCIETE GENERALE AND SG COWEN THE INDEMNIFICATIONS PROVIDED THE PARTICIPATING INSTITUTIONS IN THE $1 BILLION FACILITY COMMITMENT LETTER DESCRIBED BELOW. ANY DISCLOSURE OF THIS LETTER SHALL BE SUBJECT TO THE PROVISIONS IN THE $1 BILLION FACILITY COMMITMENT LETTER DESCRIBED BELOW PERTAINING TO SURVIVAL, CHOICE OF LAW, JURISDICTION AND WAIVERS.

SG COWEN SECURITIES CORPORATION
1221 Avenue of the Americas
New York, New York 10020

SOCIETE GENERALE
1221 Avenue of the Americas
New York, New York 10020

September 13, 2002

Commitment Letter

Detusche Bank Securities Inc.
31 West 52nd Street    2nd Floor
New York, NY 10019
Fax Number: (212) 469-3517
Attention: Kevin Sullivan

RE:
$1,000,000,000 Senior Secured Credit Facilities consisting of: (1) a $750,000,000 Senior Revolving Credit Facility (the "Revolving Credit Facility") and (2) a $250,000,000 Delay Draw Senior Term Loan Facility (the "Term Loan Facility", and together with the Revolving Credit Facility, the "$1 Billion Facility") for the development of the Le Reve casino/resort planned to include more than 2,500 hotel rooms, more than 100,000 square feet of gaming space, an approximately 130 acre newly designed golf course and various other amenities (the "Project") for $2.45 billion as defined in the Amended and Restated Commitment Letter (the "$1 Billion Facility Commitment Letter") dated June 14, 2002, by and between you and the other arrangers and Wynn Las Vegas, LLC (the "Company") and other project sponsors.

  A $178,500,000 million FF&E Facility (the "FF&E Facility", and together with the $1 Billion Facility, the "Facilities") to finance an aircraft and certain other furniture, fixtures and equipment related to the Project to be identified.

SG Cowen Securities Corporation ("SG Cowen") is pleased to advise you of its agreement to act as Syndication Agent for the FF&E Facility and Société Générale ("SG") is pleased to advise you of its agreement to act as a lender for the FF&E Facility consistent with the terms below. Accordingly, SG hereby issues its commitment in the FF&E Facility in a principal amount of US $35,000,000 based on the terms and conditions contained in the "Summary of terms and conditions—FF&E facility" (the "FF&E Facility Term Sheet") attached as Appendix I to the Confidential Information Memorandum dated July 2002, a copy of which is attached to this letter as Exhibit A-1; provided that SG's commitment to the FF&E Facility shall be allocated to such collateral for the FF&E Facility as is customary for this type of facility and in a manner satisfactory to SG. The amount of SG's commitment for the FF&E Facility shall be referred to herein as the "Commitment Amount."

Our commitment to the FF&E Facility is subject to the execution of documentation for the Facilities consistent with the terms and conditions contained in the "Summary of Terms and Conditions" (the "$1 Billion Facility Term Sheet") in the Confidential Information dated July 2002, a copy of which is attached to this letter as Exhibit A-2; and the other terms and conditions in the $1 Billion Facility Commitment Letter; and the FF&E Facility Term Sheet, as applicable, and satisfactory to us in all respects including with respect to the matters set forth below. In addition, our commitment is subject to:

1.
The payment of the fees as and when required under that certain Side Letter (the "Side Letter") between the parties hereto dated as of even date herewith;

2.
SG's satisfaction with the financial covenants, leverage grid, amortization schedule, ratings, and collateral of the Facilities, and final terms and conditions of the Second Mortgage Notes and other key agreements, including but not limited to, the Intercreditor Agreement(s), and Disbursement Agreements, as well as any other terms not expressly set forth in the Term Sheet;

3.
SG's satisfaction with all due diligence, including, without limitation, (i) for Steve Wynn and Aruze Corp audited financials (or statements of net worth) and other background information as may be requested by SG, (ii) compliance with Nevada Gaming Control Board licensing requirements and good standing therewith, (iii) updated financial models and detailed operating projections for the Company and the Project showing adequate projected available liquidity at Project completion, (iv) final construction budget, draw schedule and other key construction supports, (v) environmental report, and (vi) updated Opinion Letter to be provided by Inspection & Valuation International, Inc.;

4.
SG's satisfaction with other matters as set forth in the "Conditions to Closing" set forth in Exhibit B-1 of the $1 Billion Facility Commitment Letter, the "Conditions to All Extensions of Credit" set forth in Exhibit B-2 of the $1 Billion Facility Commitment Letter, and the "Conditions Precedent to Closing" section of the FF&E Facility Term Sheet, as applicable;

5.
SG's satisfaction that the Company has successfully raised and closed on at least $350,000,000 of Second Mortgage Notes through a public offering or other transaction satisfactory to SG; and

6.
SG's satisfaction that the Company has successfully raised or contributed the other sources of funds set forth in the $1 Billion Facility Commitment Letter, including without limitation, that the Company has successfully raised and closed on equity of at least $355,000,000 through an initial public offering or other equity transaction satisfactory to SG.

        This Letter and the Side Letter set forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior communications, understandings and agreements with respect thereto. This Letter and the Side Letter may not be waived, amended, modified or assigned in any way, in whole or in part, including by operation of law, without the prior written consent of both parties hereto. The provisions of this Letter and the Side Letter shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of you, SG and SG Cowen.

        If final documentation for the Facilities has not closed by October 31, 2002 (the "Expiration Date"), SG's commitment hereunder will expire, unless, in our sole discretion, we agree to extend the Expiration Date.

        If the terms of this Letter are acceptable to you, please indicate your acceptance of these terms by returning three (3) copies of executed counterparts of this letter and the Side Letter to: David W. Locascio, Bracewell & Patterson, L.L.P., 711 Louisiana Street, Suite 2900, Houston, Texas 77002, Facsimile No. (713) 221-2134 by no later than 5:00 pm E.T. on September 16, 2002. We look forward to the opportunity to work with you and the Company.

This Letter and the Side Letter shall be governed by the laws of New York and may be signed in counterpart. No third party may rely on its contents or be the beneficiary hereof.

SOCIETE GENERALE
			By:	/s/ THOMAS K. DAY Thomas K. Day Managing Director

SG COWEN SECURITIES CORPORATION
			By:	/s/ MICHAEL S. KIM Michael S. Kim Managing Director

Agreed and accepted by: DEUTSCHE BANK SECURITIES INC.
By:	/s/ ANDREW GOLDMAN
	Name:	Andrew Goldman
	Title:	Director

EXHIBIT A-1

Summary of terms and conditions

Terms defined in this Appendix 1 "Summary of terms and conditions—FF&E Facility" are defined for purposes of this Appendix 1 "Summary of terms and conditions—FF&E Facility" only and meanings attributable to such defined terms should not be applied to capitalized terms used elsewhere in this Memorandum

Parties and summary of FF&E facility
Joint Lead Arrangers and Joint Book-Running Managers	Banc of America Leasing & Capital LLC and Deutsche Bank Securities Inc. (each, in such capacity, an "Arranger" and collectively the "Arrangers").
Borrower	Wynn Las Vegas, LLC, a Nevada limited liability company (the "Borrower").
Guarantors
Valvino Lamore, LLC ("Valvino"), Wynn Resorts Holdings, LLC ("Wynn, LLC") and all of the Borrower's restricted subsidiaries, and all existing and future affiliates of the Borrower as shall be necessary for the successful construction, completion and operation of the Project (the "Guarantors"; the Borrower and the Guarantors (other than Valvino Lamore, LLC) being, collectively referred to as the "Credit Parties"). Pursuant to a guaranty agreement (the "Guaranty") the Guarantors shall fully and unconditionally guarantee the payment of all indebtedness and other obligations of the Borrower under the Loan Documents (as hereinafter defined). Wynn Resorts shall not be required to guarantee the Loan Documents, but shall enter into a commitment not to incur any debt or guarantee any indebtedness or other payment obligations of any of its affiliates (with certain specified exceptions) unless Wynn Resorts concurrently enters into a guaranty of the Loan Documents; provided, however, that Wynn Resorts shall not become a Credit Party, and shall not be subject to the restrictive covenants and other provisions of the Loan Documents by reason of entering into any such guaranty or such commitment to provide such a guaranty, and provided further, that such commitment shall expire, and any such guaranty shall be released, at such time as (i) the Borrower achieves a total debt to EBITDA ratio of 3.0 to 1.0 or less and (ii) the Borrower is rated BB+ or higher by S&P and Bal or higher by Moody's immediately after giving effect to the expiration of such commitment and release of any such guaranty.
Lenders	Financial institutions designated by the Arrangers and approved by the Borrower (the "Lenders").
Collateral Agent for the Lenders	A financial institution to be designated by the Arrangers as collateral agent for the Lenders (the "Collateral Agent").

Summary of Financing
Pursuant to a term loan agreement among the Borrower, the Lenders and the Collateral Agent (the "Loan Agreement") the Lenders will make loans to the Borrower (the "Loans") in an aggregate amount not to exceed 75% of the Equipment's appraised fair market value (the "Loan Amount") for the financing of the Equipment. The Borrower's obligations under the Loan Agreement will be secured by, inter alia, a security agreement (the "Security Agreement") on the Equipment by the Borrower in favor of the Collateral Agent, for the benefit of the Lenders.
Loan Documents
The Loan Agreement, the Security Agreement, the notes to be issued by the Borrower to the Lenders (the "Notes"), the Guaranty, an intercreditor agreement, a disbursement agreement among the disbursement agent (the "Disbursement Agent"), the lenders under the Credit Facilities and the Lenders and any other certificate or agreement related thereto.
Document Closing Date	On or around September 16,2002.

Aircraft financing

The Borrower will use a portion of the proceeds from the issuance of the Notes to make an intercompany loan to its sister subsidiary, World Travel LLC ("WTLLC"), so that WTLLC may refinance a certain Aircraft owned by WTLLC. WTLLC will issue a Note and grant a lien on such Aircraft to the Borrower in consideration for the intercompany loan from the Borrower to WTLLC. The Borrower will pledge such Note and assign the lien on such Aircraft to the Collateral Agent as security for the Notes.
Terms and conditions of the loan
Loan Amount	The maximum to be advanced will be equal to 75% of the invoiced price or required contract payment for the Equipment, which aggregate amount shall not exceed $178,500,000 (the "Total Commitment").
Advance Dates & Commitment Period
Pursuant to Loan Documents, the Lenders will provide funds from time to time to or for the benefit of the Borrower for the purpose of acquiring/financing the Equipment. Each such advance shall be made pursuant to a written request (an "Advance Request") submitted by Borrower to Collateral Agent (with a copy to the Disbursement Agent) at least five business days prior to such Advance Date (as defined below) describing the items of Equipment to be delivered/financed on such Advance Date, the purchase price (including installation cost where applicable) for such items of Equipment and the proposed Advance Date. Each Lender's commitment to advance funds to Borrower is referred to herein as such Lender's "Commitment."

All fundings (each, an "Advance Date") shall take place on or before the last day of the "Commitment Period," which shall be the earliest of (i) the date upon which the Le Reve Resort/Casino begins operating (the "Completion Date"), (ii) August 31, 2005 (the "Outside Date"), (iii) the Final Advance Date (i.e., the Advance Date specified by Borrower in writing to be the final Advance Date under the Loan Agreement,) and (iv) the date on which the Commitments of the Lenders shall have been fully utilized. Lenders shall have no obligation to make such advances if (i) there exists a default or event of default under the Loan Agreement, or (ii) the aggregate amount of funds to be advanced, together with the aggregate amount of the then outstanding Loans, exceeds 75% of the sum of (A) the invoiced price or required contract payment (including installation costs where applicable) for the Equipment to be purchased or reimbursed on such Advance Date plus (B) the aggregate purchase price of all Equipment previously delivered to the Borrower. Advances shall not be made more frequently than monthly and shall be for amounts of not less than $1,000,000.
Term	The Notes will mature 7 years from the Document Closing Date (the "Maturity Date").

Interest Rate
At the Borrower's option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined below) or (y) Eurodollar (Reserve Adjusted) Loans, which shall bear interest at the Eurodollar Rate (as determined by the Collateral Agent, and adjusted for maximum reserves) for the respective interest period plus the Applicable Margin.

"Base Rate" shall mean a rate per annum equal to the higher of (x) the rate that Deutsche Bank Trust Company Americas announces from time to time as its prime lending rate and (y) 50 bps in excess of the overnight federal funds rate.
"Applicable Margin" shall mean, (1) in the case of Eurodollar (Reserve Adjusted) Loans, 400 bps or, (2) in the case of Base Rate Loans, amounts to be determined.
Interest periods of 1, 2, 3 and 6 months shall be available in the case of Eurodollar (Reserve Adjusted) Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Eurodollar (Reserve Adjusted) Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment or prepayment of Loans and at maturity. All interest, unused commitment fees and other fee calculations shall be based on a 360-day year and actual days elapsed; provided that interest on Base Rate Loans calculated by reference to the prime lending rate shall be based on a 365/366-day year and actual days elapsed
Default Interest
During any event of default under the Loan Agreement, the interest rate per annum otherwise payable under the Loan Agreement shall be increased to a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to the Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by outstanding borrowings. Such interest shall be payable on demand.
Prepayment
Following the one-year anniversary of the earlier of (i) the Completion Date and (ii) the Outside Date (the "Initial Amortization Date"), Borrower may, at its option, by giving at least 30 days advance written notice to the Collateral Agent, prepay all or a portion (subject to a minimum amount to be mutually agreed) of the Loan Amount for an amount equal to the total outstanding Loan Amount being prepaid plus all accrued and unpaid interest therein plus any other amounts owed to the Collateral Agent or the Lenders; provided that Eurodollar (Reserve Adjusted) Loans that are prepaid on any day other than the last day of an interest period applicable thereto shall be accompanied by customary breakage costs.

Following an event of loss to the Equipment or an item or items thereof with a minimum value to be mutually agreed, Borrower shall, unless Borrower has substituted such Equipment with other equipment pursuant to Section II.O. below, prepay all, or less than all, as the case may be, of the Loan Amount for an amount equal to the total outstanding Loan Amount relating to the Equipment suffering an event of loss plus all accrued and unpaid interest thereon plus any other amounts owed to the Collateral Agent or the Lenders; provided that Eurodollar (Reserve Adjusted) Loans that are prepaid on any day other than the last day of an interest period applicable thereto shall be accompanied by customary breakage costs.
Unused Fee
With respect to each Lender's respective outstanding Commitment hereunder, each Lender will receive a fee based on the unfunded portion of its Commitment equal to 2.50% per annum and increase to 3.00% per annum on January 1, 2003, and to 4.00% per annum on July 1, 2003 based on the unutilized commitments under the Loan Agreement.
Amortization
Please see Schedule II for an indicative amortization schedule. The principal component of each installment payment, beginning with the first payment after the Initial Amortization Date, will be in an amount sufficient, when aggregated with all other scheduled installments of principal, to fully amortize the outstanding Loan Amount by the Maturity Date.
Take Down Schedule	The Loans will be drawn upon on any Advance Date (as hereinafter defined) pro rata on the basis of the relative maximum Commitments.
Representations
The Borrower shall make customary representations (subject to customary exceptions) for a financing of this type, including without limitation, representations with respect to: financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; maintenance of existence; compliance with law; corporate or organizational power and authority; enforceability of Loan Documents; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; indebtedness; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; licenses; permits; franchises and regulatory approvals (including without limitation, FAA and Nevada gaming approvals); subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; creation, perfection and priority of security interests; and status of the Loan Agreement as senior debt.

Affirmative Covenants
The Borrower shall make customary covenants for a financing of this type, including without limitation, covenants with respect to: delivery of financial statements, reports, accountants' letters, projections, officers' certificates and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; and further assurances.
Post-Opening Financial Covenants
The Borrower shall make customary financial covenants for a financing of this type, including, without limitation, covenants with respect to: maximum total leverage, minimum fixed charge coverage, minimum EBITDA and minimum net worth.
Negative Covenants
The Borrower shall make customary covenants (subject to customary exceptions) for a financing of this type, including without limitation, limitations on: indebtedness (including preferred stock); liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; capital expenditures; investments, joint ventures, partnerships, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and lease backs; changes in fiscal year; negative pledge clauses; and changes in lines of business.
Events Of Default
Events of Default shall include customary defaults for a financing of this type, including without limitation, defaults with respect to: nonpayment of principal, interest, fees or other amounts when due; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any Guaranty or project credit support or security documents or security interest; a change of control (the definition of which is to be agreed); failure to hold required gaming licenses; and failure to complete the Project by the Outside Date.
Insurance
Wynn Resorts or the Borrower and its subsidiaries shall have obtained insurance in amounts and coverages on terms and conditions (including any reinsurance requirements) and from insurance companies, in each case reasonably acceptable to the Lenders, including delay in opening insurance and 120 days of delay liquidated damages insurance. Borrower will be required to furnish physical damage and liability insurance in amounts with respect to the financed Equipment, with deductibles and from insurance companies each acceptable to the Collateral Agent and consistent with industry practice, specifying Collateral Agent and the Lenders as additional insureds or loss payees, as appropriate, and with such other endorsements specified by Collateral Agent and the Lenders.

Equipment Maintenance
Borrower, at its own expense, will cause the Equipment to be maintained, managed and monitored substantially in accordance with customary industry standards and substantially in accordance with the terms of all contracts (including, without limitation, service contracts and insurance contracts) and obligations at the time applicable thereto, and in material compliance with all applicable requirements of law and of any governmental authority, in as good an operating condition as when delivered (ordinary wear and tear excepted). Borrower will maintain or cause to be maintained and shall permit Collateral Agent and the Lenders to inspect any and all of the Equipment and the records, logs and other materials maintained by Borrower.
Substitution
So long as no Event of Default has occurred and is continuing, Borrower may substitute an item or items of Equipment with another item or items of Equipment meeting certain suitability standards and appraisal requirements. To the extent necessary to ensure the perfection or priority of the Collateral Agent's security interest in the Equipment, Borrower shall cause a Security Agreement supplement to be executed and delivered to Collateral Agent and shall provide evidence of insurance of such item or items and, to the extent appropriate, an opinion of counsel with respect to the filing and effectiveness of the Security Agreement supplement.
Collateral
Collateral will include a first perfected security interest in the Equipment and all proceeds thereof (including insurance proceeds relating thereto) which will be held by Collateral Agent on behalf of the Lenders as security for Borrower's obligations under the Loan Documents.
Lease to Affiliate
Borrower may not lease any of the Equipment without the prior written consent of the Lenders; provided that Borrower may, without the prior written consent of the Lenders, lease an item or items (subject to a minimum amount to be mutually agreed) of the Equipment to an Affiliate so long as certain conditions are satisfied. The Loan Documents will provide that any lease shall be subject and subordinate to the Lenders' interests as secured parties
Appraisal/Additional Equipment
An appraisal satisfactory to the Lenders by an independent appraiser shall be provided, at Borrower's expense, on or before the Initial Amortization Date (the "Appraisal"). The Appraisal shall establish an aggregate fair market value of the Equipment financed pursuant to the Loan Documents as of such date and as of the Maturity Date.

In the event the aggregate amount of the then outstanding Loans exceeds 75% of the aggregate fair market value of such Equipment, as established in the Appraisal, the Borrower shall add such other item or items of Equipment meeting suitability standards and appraisal requirements to the Security Agreement until the aggregate amount of the then outstanding Loans no longer exceeds 75% of the aggregate fair market value of the Equipment, as established in a second appraisal. Borrower shall cause a Security Agreement Supplement to be executed and delivered to Collateral Agent and shall provide evidence of insurance of such item or items and an opinion of counsel with respect to the filing and effectiveness of the Security Agreement Supplement.
Indemnities
The Collateral Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the indemnified party).
Conditions Precedent to Closing	(i)	To Document Closing Date Customary conditions precedent to the closing of a financing transaction of this nature, including, without limitation:
		(a)	Each party shall have executed and delivered satisfactory Loan Documents, including an intercreditor and disbursement agreements.
(b)
There shall not exist (pro forma for the financing contemplated hereby) any default or event of default under the Loan Agreement, or under any other material indebtedness or agreement of any Credit Party.
(c)
The Borrower shall have received (i) the net proceeds from the issuance of its Second Mortgage Notes in principal amount of $350 million, or other financing acceptable to the Lenders of the same face amount in principal, each on terms satisfactory to the Lenders, and (ii) the net proceeds from the $355 million initial public offering of the common stock of its indirect parent company, Wynn Resorts. The capital structure of each Credit Party and provider of credit support shall be satisfactory to the Lenders.
		(d)	The Credit Facilities among the Borrower and the lenders party thereto shall have closed.

(e)
There shall not have occurred or become known to the Lenders any event, development or circumstance that has caused or could reasonably be expected to cause or result in a material adverse condition or material adverse change in or affecting (i) the Project, (ii) the condition (financial or otherwise), business results of operations, assets, liabilities, property, management, prospects or value of Wynn Resorts, Valvino, the Borrower and its subsidiaries, taken as a whole, or the Credit Parties, taken as a whole, or of any person or entity providing project credit support, or that calls into question in any material respect the projections previously supplied to the Lenders or any of the material assumptions on which the projections were prepared or (iii) the validity or enforceability of any of the Loan Documents (including any project credit support documentation), the security interests in the Equipment encumbered by the Loan Documents, or the rights and remedies of the Collateral Agent and the Lenders thereunder (a "Material Adverse Effect").
(f)
There shall be sufficient liquid funds available to the Borrower to pay all costs (including interest carry through the anticipated completion date) to complete the Project plus an agreed upon contingency amount, as set forth in the Budget approved by the Lenders and updated from time to time in accordance with the Loan Documents (the "In Balance Requirement").
(g)
Each of the Lenders shall have completed its due diligence review of Wynn Resorts, the Borrower and, to the extent the Borrower can authorize it, each provider of project credit support and their respective affiliates and their operations, and shall be reasonably satisfied with the results thereof. Such review will include, without limitation, an examination of (i) accounting, legal, regulatory, tax, labor, insurance, pension and environmental liabilities, actual or contingent, (ii) material contracts, leases and debt agreements and (iii) the general business, operations, financial condition, results of operations, assets, liabilities, management, prospects and value of Wynn Resorts, the Borrower and the Project.
(h)
The Lenders shall not have become aware after the date hereof of any information or other matter affecting Wynn Resorts, the Borrower, any provider of Project credit support, the Project or the transactions contemplated hereby that is inconsistent in a material and adverse manner with the information or other matter disclosed to the Lenders, considered together with all other relevant information, prior to the date hereof.
(i)
The Lenders shall have received from the Borrower a schedule (the "Construction Schedule") establishing a timetable for completion of the Project with projected monthly progress and other terms acceptable to the Lenders.

(j)
The Lenders shall have received a reasonably detailed (such detail to depend on the then state of completion of the all plans and specifications (the "Plans") for the Project) budget (the "Budget") for the Project that is satisfactory to the Lenders, together with all supporting data reasonably requested by the Lenders, it being acknowledged that upon completion of Plans, the part of the Budget referable thereto will be updated to the level of detail required for the parts of the Project with completed Plans and approved by Lenders.
(k)
The Lenders shall have received a report satisfactory to the Lenders prepared by a consulting engineer acceptable to the Lenders (the "Lenders' Consultant") which, among other things, shall contain an analysis of the Plans, the Budget, the schedule establishing a timetable for completion of the Project, the construction contracts and all other reports submitted to the Lenders. Following the closing, the Lenders' Consultant shall serve as the construction monitor during the construction of the Project.
(l)	The Borrower shall have certified and the Lenders' Consultant shall have confirmed in writing that the Project can be completed by the Outside Date.
(m)
All governmental and third party approvals (including landlords' and other consents) and consents including regulatory approvals (i) then required or, in the discretion of the Arrangers, then advisable or (ii) of a type that is not routinely granted by the applicable authority or is subject to material discretion by the applicable authority (other than the gaming license) and that will be necessary or, in the discretion of the Lenders advisable in connection with the Project (including, without limitation, water rights and entitlements satisfactory to the Lenders), the financing contemplated hereby and the continuing operations of Wynn Resorts, the Borrower and their respective subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Project or the financing contemplated hereby.
(n)
The Lenders shall have received satisfactory audited and unaudited (which have been reviewed by the independent accountants for the Borrower as provided in Statement on Auditing Standards No. 71) financial statements of the Credit Parties and other applicable entities and all other completed or probable acquisitions (including pro forma financial statements) meeting the requirements of Regulation S-X for a Form S-1 registration statement under the Securities Act of 1933, as amended, and all such financial statements shall be satisfactory in form to the Lenders in their sole discretion.

(o)
The Lenders shall have received a business plan for the five fiscal years of the Borrower following the Completion Date and a satisfactory written analysis of the business and prospects of Wynn Resorts, the Borrower and their respective subsidiaries for the period from the Document Closing Date through the final maturity of the Loan Agreement, all in form and substance satisfactory to the Lenders.
(p)
The Lenders shall have received the results of a recent lien, tax lien, judgment and litigation search in each relevant jurisdiction with respect to Wynn Resorts, Valvino, Wynn, LLC, the Borrower and their respective subsidiaries, any other Credit Parties, and the Project, and such search shall reveal no liens on any of the Equipment except for liens permitted by the Loan Documents or liens to be discharged on or prior to the Document Closing Date pursuant to documentation satisfactory to the Lenders.
(q)	The Lenders shall have obtained a perfected, first priority security interest in the Equipment, subject only to certain customary permitted liens to be agreed upon.
(r)
The Lenders shall have received a solvency certificate from the chief financial officer of the Borrower which shall document the solvency of each of the Borrower and each of its subsidiaries after giving pro forma effect to the transactions contemplated hereby, all in form and substance satisfactory to the Lenders
(s)
Lenders shall be satisfied that senior managers acceptable to them shall be available to manage the Borrower and its subsidiaries, and the Borrower shall have obtained key man life insurance on Stephen A. Wynn in an amount and on terms satisfactory to the Lenders.
(t)
The Lenders shall have received legal opinions or copies of opinions addressed to others (i) from counsel to Wynn Resorts, the Borrower, its subsidiaries and the other major project participants, (ii) from such special and local counsel as may he required by the Lenders (including, without limitation, FAA counsel and Nevada gaming counsel) and (iii) delivered in respect of the Second Mortgage Notes, the initial public offering of common stock by Wynn Resorts and the Credit Facilities, accompanied by reliance letters in favor of the Lenders.
(u)	The Lenders shall have received such documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(v)
On or before the Document Closing Date, the Borrower shall have obtained and maintained a rating accorded the Borrower's senior secured debt securities by any "nationally recognized statistical rating organization" (as such term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act) that is satisfactory to the Lenders
(w)
Arrangements reasonably satisfactory to the Lenders have been entered into and are in full force and effect to ensure that a gaming license for the Project will be obtainable in the event that one of the major (direct or indirect) shareholders in the Borrower is unable to qualify for such license (it being understood that such arrangements may not involve any cash payments (other than pursuant to a subordinated promissory note approved by the Lenders) to any such shareholder).
	(x)	All representations and warranties of the Borrower and Guarantors in the Loan Documents will be true and correct in all material respects.
	(y)	Receipt of fees and transaction costs then due and payable, which may be paid for with a portion of the Loan Amount funded by the Lenders.
	(z)	Certified organizational documents and Good Standing Certificate of the Borrower and the Guarantors.
	(aa)	Secretary's Certificate of the Borrower and the Guarantors with certified board (or corresponding body) authorizing resolutions, by-laws and incumbency certificate.
	(bb)	Such other conditions precedent as the Lenders may reasonably require and which are customary in similar financings.
(ii)	To each Advance Date Customary conditions to fundings under a financing facility of this nature, including, without limitation:
(a)
The representations and warranties in the Loan Documents (including, without limitation, the material adverse change and litigation representations and the representations relating to the other material agreements relating to the Project) shall be true and correct, except to the extent expressly relating to a prior date.
	(b)	No default or event of default shall be in existence at the time of, or after giving effect to the making of, any advance.
	(c)	The In Balance Requirement shall be satisfied, as confirmed by the Lenders' Consultant.

(d)
The Borrower shall have delivered to the Disbursement Agent a disbursement request and to the Collateral Agent an Advance Request, each confirmed by the Lenders' Consultant, certifying as to various matters including, without limitation, (i) funding sequence, (ii) accuracy of the Budget, (iii) budget line item allocations and (iv) application of proceeds.
(e)
The Disbursement Agent shall have received approvals from, among others, the Borrower, the Lenders' Consultant and the architect and engineers, as applicable, as to the substantial conformity of construction undertaken to date with the Plans for the Project.
(f)
All of the Loan Documents and each other material agreement applicable to the Project shall be in full force and effect, and the Lenders shall continue to have a perfected, first-priority security interest, subject only to certain customary permitted liens to be agreed upon, in the collateral.
(g)	The Borrower shall have certified and the Lenders' Consultant shall have confirmed in writing that the Project can be completed by the Outside Date.
(h)
All governmental and third party approvals (including landlords' and other consents) and consents including regulatory approvals (i) then required or, in the discretion of the Collateral Agent (ii) of a type that is not routinely granted by the applicable authority or is subject to material discretion by the applicable authority (other than the gaming license) and that will be necessary or, in the discretion of the Collateral Agent, advisable in connection with the Project (including, without limitation, water rights and entitlements satisfactory to the Lenders), the financing contemplated hereby and the continuing operations of the Borrower, its subsidiaries and each of the Credit Parties shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Project or the financing contemplated hereby.
(i)
There shall not have occurred or become known to any Lender any event, development or circumstance that has caused or resulted in or could reasonably be expected to cause or result in a Material Adverse Effect.
(j)	The Borrower shall have delivered to the Disbursement Agent, in the forms required under the Disbursement Agreement, acknowledgments of payment and lien releases.
(k)	All conditions set forth in the Disbursement Agreement for the disbursement of funds shall have been satisfied.

	(l)	There is no default under the Credit Facilities and the Second Mortgage Notes and commitments to extend credit shall remain in full force and effect.
	(m)	The Borrower shall have complied with all of its obligations under and agreements in the Loan Documents (to the extent then due and required to be complied with).
	(n)	The Lenders shall have received such documents and other instruments as are customary for transactions of this type or as they may reasonably request.
(o)
Arrangements reasonably satisfactory to the Lenders have been entered into and are in full force and effect to ensure that a gaming license for the Project will be obtainable in the event that one of the major (direct or indirect) shareholders in the Borrower is unable to qualify for such license (it being understood that such arrangements may not involve any cash payments (other than pursuant to a subordinated promissory note approved by the Lenders) to any such shareholder).
(p)
The Borrower shall have procured, if available on commercially reasonable terms in the reasonable determination of the Lenders' insurance consultant (taking into account the state of the insurance market at such time and the then current practices of comparable projects), terrorism insurance in size and substance satisfactory to the Lenders.
	(q)	Receipt of fees and transaction costs then due and payable, which may be paid for with a portion of the Loan Amount funded by the Lenders.
	(r)	Perfection of liens and security interests, including the filing of all UCC financing statements and fixture filings and FAA filings required by the Lenders.
	(s)	Evidence that all required insurance is in place.
	(t)	Evidence that the Equipment is free of liens other than those approved by the Lenders.
	(u)	All UCC, FAA and other tax/lien searches as are requested by the Lenders shall have been conducted.
	(v)	Such other conditions precedent as the Lenders may reasonably require and which are customary in similar financings.
Governing Law	The Loan Agreement and the other agreements will be governed by and interpreted under the laws of the State of New York.

Required Lenders
Any rights or remedies exercisable by the Collateral Agent upon any event of default under the Loan Agreement or the Security Agreement and any modification or amendment of, or waiver under, any of the Loan Documents (except as provided in the next sentence) will require the consent of Lenders holding at least a majority of the principal amount of the outstanding Loans. Notwithstanding the foregoing, none of the following actions will be taken unless consented to by all of the Lenders: (i) reductions in the amount or changes in the timing of the scheduled payment of principal or interest payable on the Loans, (ii) modifications of any yield protection or indemnity provision in the Loan Documents which inures to the benefit of the Lenders, or (iii) releases of any liens on the Equipment (except with respect to substitutions or transfers not requiring consent).
Assignability
Each Lender's interest will be fully assignable, in minimum amounts of not less than $2,000,000 or such Lender's remaining interest, provided that the assignee is an accredited investor, assignor complies with all applicable securities laws with respect to such transfer and such assignment will not result in a violation of, or prohibited transaction under, ERISA or involve the use of assets of a separate account or plan, and so long as no default has occurred and is continuing, subject to the Borrower's consent, not to be unreasonably withheld. A Lender's interest in the Loans may be assigned to an affiliate or participated to a financial institution without the consent of the Borrower.
Intercreditor Agreement	A term sheet discussing the intercreditor issues will be provided shortly.
Miscellaneous
Increased Costs/Change of Circumstances
The Loan Documents shall contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes after the effective date in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar (Reserve Adjusted) Loan on a day other than the last day of an interest period with respect thereto.
Participation Fee
Each Lender will receive an upfront fee upon consummation of the transactions contemplated herein on the Document Closing Date in an amount equal to the product of the participation fee set forth on Schedule III and the final Commitment allocated to such Lender.
Transaction Costs	Whether or not the transactions contemplated herein are consummated, Borrower will be responsible for all transaction costs.
Special Counsel to the Lenders	Chapman and Cutler.

Schedule I to summary of principal terms and conditions

List of equipment

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  Aircraft

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  Communication equipment

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  Elevators and escalators

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  Electrical generators and power supplies

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  Furniture

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  Fixtures

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  Gaming equipment

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  House keeping equipment

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  HVAC equipment

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  Laundry equipment

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  Maintenance equipment

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  Restaurant equipment

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  Security and surveillance equipment

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  Signage

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  Theater equipment

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  Vaults

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  Water systems

Summary of terms and conditions

Terms defined in this Section 3 "Summary of terms and conditions" are defined for purposes of this Section 3 "Summary of terms and conditions" only and meanings attributable to such defined terms should not be applied to capitalized terms used elsewhere in this Memorandum

Project	The development and construction of a casino/resort planned to include more than 2,500 hotel rooms, more than 100,000 square feet of gaming space, an approximately 130 acre newly designed golf course and various other amenities for approximately $2.45 billion on the site of the old Desert Inn Resort & Casino located in Las Vegas, Nevada (the "Project").
Construction Arrangements
The Borrower will enter into a construction contract with Marnell Corrao Associates, Inc. (the "General Contractor") to construct predominantly all of the improvements involved in the Project (excluding furniture, fixtures and equipment, the parking structure and the golf course). The construction contract shall commit the General Contractor to complete such construction by the Completion Date described below for a guaranteed maximum price no greater than $902 million, and will include an unallocated contingency of at least $45.0 million (such contract being hereafter referred to as the "Construction Contract"). The Borrower also will enter into separate construction contracts with other contractors for the parking structure and the golf course, each of which also shall call for completion by the Completion Date for a guaranteed maximum price no greater than a specified sum (which, in the case of the parking structure, shall not exceed $11.5 million and in the case of the golf course shall not exceed $22.5 million).
Commencement Date	Construction of the Project is expected to begin concurrently with the Closing Date, which is expected to be on or around September 30, 2002.
Completion Date
The date on which completion and the "Opening" (to be mutually agreed upon and defined in the Disbursement Agreement) of the Project has occurred shall be hereafter referred to as the "Completion Date".
Anticipated Completion Date	The anticipated Completion Date is expected to be on or around March, 2005.
Completion Guarantee
The completion guarantee (the "Completion Guarantee") will be provided by a special purpose entity (the "Completion Guarantor"). The Completion Guarantee shall assure completion of the Project, which shall include completion in full of the construction of the Project (including all furniture, fixtures and equipment, the parking structure and the golf course), availability of the initial working capital contemplated in the budget, receipt of all permits and licenses necessary to open and operate the Project and the presence of trained staff to achieve the Completion Date (collectively, the "Completion Obligations").

The Completion Guarantee will be capped at $50.0 million and will be (i) cash collateralized by a first priority security interest in an interest-bearing account holding at least $50.0 million in cash or other permitted investments, or (ii) secured by a letter of credit with a face amount of at least $50.0 million or other collateral of equivalent quality and liquidity acceptable to the Senior Lenders. On the Completion Date, the completion guarantee will be released and any remaining amount of the collateral security therefore shall be released to or as directed by the Borrower.
Scope Changes
The Borrower shall agree that, as a condition to the approval of any change orders that will increase the anticipated costs of the Project, the Borrower shall fund the proceeds of equity contributions made to the Borrower into an account pledged to the Senior Lenders in an amount equal to the anticipated cost of such change orders, which amounts so funded shall be applied toward such anticipated increased costs.
Project Liquidity Reserve
The Borrower or a special purpose affiliate thereof (the "Liquidity Reserve Provider") will establish a securities account subject to a first priority perfected security interest in favor of the Senior Lenders. The account will be funded with cash or permitted investments in an amount equal to $30.0 million and will secure Borrower's performance of the Completion Obligations and, after the Completion Date, will be available to meet the Borrower's working capital needs. None of the Borrower's direct or indirect shareholders shall be required to commit to replenish such account after disbursement of funds therefrom. Amounts remaining in the liquidity account will be released at such time as the Borrower shall have met the EBITDA targets set forth in the Closing Date projections for a full fiscal year after the Completion Date of the Project.
Payment and Performance Bond
The General Contractor will obtain and maintain a payment and performance bond from an issuer with a size and credit rating reasonably acceptable to the Senior Lenders (the "Payment and Performance Bond") in respect of its obligations under the Construction Contract in an amount of not less than $150.0 million. Unless otherwise agreed by the Senior Lenders, the Borrower shall require the General Contractor to cause each subcontractor (with more than the lesser of 5% of the total construction price and $25.0 million in aggregate fees) to, upon execution of its subcontract, provide a payment and performance bond from an issuer with a size and credit rating reasonably acceptable to the Senior Lenders to secure its obligations under its respective subcontract.
Construction Contract Guarantee
The obligations of the General Contractor under the Construction Contract will be guaranteed by Austi, Inc. (the "Construction Contract Guarantee" and, together with the Completion Guarantee, the Project Liquidity Reserve and the Payment and Performance Bond, the "Project Credit Support").
The Construction Contract Guarantee will guarantee all of the General Contractor's obligations under and in accordance with the Construction Contract but will be unsecured.
Disbursement Agreement
The Agent, the agent on the FF&E Facility, the indenture trustee for the Second Mortgage Notes, the Borrower and the Disbursement Agent will enter into a disbursement agreement which will establish the sequence of funding and will include, among other things, the conditions to every advance of funds.

Parties and Key Dates
Borrower	Wynn Las Vegas, LLC.
Guarantors
Valvino Lamore, LLC, Wynn Resorts Holdings, LLC and all of the Borrower's restricted subsidiaries, and all existing and future affiliates of the Borrower as shall be necessary for the successful construction, completion and operation of the Project (the "Guarantors"; the Borrower and the Guarantors (other than Valvino Lamore, LLC) being, collectively referred to as the "Credit Parties"). The Guarantors shall fully and unconditionally guarantee the payment of all indebtedness and other obligations under the Credit Facilities. Wynn Resorts shall not be required to guarantee the Credit Facilities, but shall enter into a commitment not to incur any debt or guarantee any indebtedness of any of its affiliates unless Wynn Resorts concurrently enters into a guarantee of the Credit Facilities; provided, however, that Wynn Resorts shall not become a Credit Party, and shall not be subject to the restrictive covenants and other provisions of the Credit Facilities by reason of entering into any such guarantee or such commitment to provide such a guarantee, and provided further, that such commitment shall expire, and any such guarantee shall be released, at such time as (i) the Borrower achieves a total debt to EBITDA ratio of 3.0 to 1.0 or less and (ii) the Credit Facilities are and will continue to be rated BB+ or higher by S&P and Ba1 or higher by Moody's immediately after giving effect to the expiration of such commitment and release of any such guarantee.
Advisors	Deutsche Bank Securities Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc. (in such capacity, the "Advisors").
Joint Lead Arrangers	Deutsche Bank Securities Inc. and Banc of America Securities LLC (each, in such capacity, a "Lead Arranger").
Arrangers	The Lead Arrangers and Bear, Stearns & Co. Inc. (in such capacity, the "Initial Arrangers").
Joint Book-Running Managers	Deutsche Bank Securities Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc. (each, in such capacity, a "Book Running Managers").
Administrative Agent	Deutsche Bank Trust Company Americas (in such capacity, the "Administrative Agent").
Syndication Agent	Banc of America Securities LLC (in such capacity, the "Syndication Agent").
Joint Documentation Agents	Bear Stearns Corporate Lending Inc. and Dresdner Kleinwort Wasserstein (in such capacity, the "Documentation Agents").
Disbursement Agent	An affiliate of the Administrative Agent (the "Disbursement Agent").
Senior Lenders	A syndicate of banks, financial institutions and other entities arranged by the Arrangers (collectively, the "Senior Lenders").
Closing Date	Concurrent with equity and second mortgage notes offerings, on or around September 30, 2002.

Types and Amounts of Credit Facilities
Senior Term Loan Facility
A seven-year term loan facility (the "Term Loan Facility") in an aggregate principal amount equal to $250.0 million (the loans thereunder, the "Term Loans"). Prior to the Completion Date, there will be no amortization of the Term Loans. From and after the Completion Date, the Term Loans shall be repayable in quarterly installments in amounts to be agreed upon until the date that is seven years after the Closing Date.
Availability
The Term Loans shall be made in one or more drawings between the Closing Date and the second anniversary of the Closing Date (the "Term Loan Commitment Termination Date"). No more than one draw shall be permitted in any calendar month. No Term Loan once repaid may be reborrowed. The Term Loan commitment will expire on the Term Loan Commitment Termination Date.
Maturity	Seven years after the closing date.
Purpose	The proceeds of the Term Loans shall be used to finance the development and construction of the Project, including pre-opening costs and expenses, and to pay related fees and expenses.
Revolving Credit Facility
A six year revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Credit Facilities") in an aggregate principal amount equal to $750.0 million (the loans thereunder, the "Revolving Credit Loans").
Availability
The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the sixth anniversary thereof (the "Revolving Credit Termination Date"); provided the Term Loan Facility shall be fully drawn prior to the making of any Revolving Credit Loans.
Letters of Credit
A portion of the Revolving Credit Facility not in excess of $25.0 million shall be available for the issuance of standby letters of credit (the "Letters of Credit") by one or more Senior Lenders to be selected in the syndication process (each such Senior Lender in such capacity, an "Issuing Lender"). The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Senior Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans
From and after substantial completion of the Project, a portion of the Revolving Credit Facility not in excess of $10.0 million shall be available for swing line loans (the "Swing Line Loans") from the Administrative Agent (in such capacity, the "Swing Line Lender") on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Senior Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.
Optional Conversion to Term Loans
At such time as the total extensions of credit under the Revolving Credit Facility equal or exceed $100.0 million, the Initial Arrangers (by majority decision) shall have the right, but not the obligation, to convert between $100.0 million and $400.0 million of the outstanding Revolving Loans to Term Loans under the Term Loan Facility, on the same terms and conditions as the existing Term Loans. The amount so converted on the first such conversion shall be a minimum of $100.0 million and $25.0 million increments in excess thereof, and the amount so converted on the second and each subsequent conversion shall be a minimum of $50.0 million and $25.0 million increments in excess thereof. The commitments under the Revolving Credit Facility will be permanently reduced by the amount of the Revolving Credit Loans converted into Term Loans in accordance with the foregoing.
Maturity	Six years after the closing date.
Purpose
The proceeds of the Revolving Credit Loans shall be used to finance the development and construction of the Project, to pay related fees and expenses (including pre-opening costs and expenses) and, following the Completion Date, for general corporate purposes of the Borrower and its restricted subsidiaries.
Certain Payment Provisions
Fees and Interest Rates	As set forth on Annex A-I.
Voluntary Prepayments and Commitment Reductions
Loans may be prepaid in whole or in part (in minimum amounts and upon notice periods to be agreed upon), without premium or penalty; provided that Reserve Adjusted Eurodollar Loans that are prepaid on any day other than the last day of an interest period applicable thereto shall be accompanied by customary breakage costs. Voluntary prepayments of the Term Loans shall be applied ratably in inverse order of maturity and may not be reborrowed. To the extent any such payments or commitment reductions would be made prior to the Completion Date, the Project must satisfy the In Balance Requirement (as defined below).
Mandatory Prepayments and Commitment Reductions	The following amounts shall be applied to prepay the Term Loans and reduce the Revolving Credit Facility:
(i)
100% of the net cash proceeds of any sale or issuance or incurrence of indebtedness by any Credit Party after the Closing Date, other than the incurrence of indebtedness under the FF&E Facility, the Second Mortgage Notes and certain customary exceptions to be agreed upon;

(ii)
100% of the net cash proceeds from asset sales by the Credit Parties (or sale of the Phase II Land (as defined below) prior to release thereof from the collateral), subject to permitted releases of collateral, reinvestment rights and customary exceptions to be agreed upon;
	(iii)	certain equity proceeds in a percentage to be determined from an issuance of equity by the Credit Parties, subject to certain customary exceptions to be agreed upon;
(iv)
100% of insurance recovery of condemnation proceeds, net of expenses incurred to obtain such recovery or proceeds and subject to the senior rights of the FF&E facility with respect to the specific collateral financed with proceeds of the FF&E facility, subject to reinvestment rights and certain customary exceptions to be agreed upon; and
(v)
75% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower (commencing with the fiscal year in which the Completion Date occurs), which percentage shall be reduced to 50% for each fiscal year during which the Borrower achieves a total debt to EBITDA ratio of 3.5 to 1.0 or lower. Such prepayment shall be eliminated from and after such time as the Borrower achieves total debt to EBITDA ratio of 2.5 to 1.00 for a given fiscal year.

All such amounts shall be applied, first, to the prepayment of the Term Loans and, second, to the permanent reduction of the Revolving Credit Facility. Each such prepayment of the Term Loans shall be applied ratably in accordance with the then outstanding amounts thereof and may not be reborrowed.
Collateral	The obligations of the Credit Parties in respect of the Credit Facilities shall be secured by:
(i)
subject to compliance with applicable gaming laws, a first priority pledge of (i) all of the capital stock of the Borrower and Wynn Resorts Holdings, LLC, (ii) all of the capital stock owned by the Borrower and Wynn Resorts Holdings, LLC and (iii) subject to obtaining any necessary governmental approvals, all of the capital stock in Desert Inn Water Company and Desert Inn Improvement Company (collectively, the "Water Companies") (it being understood that to the extent any of the foregoing pledges are prohibited by applicable laws, the relevant interests shall be subject to a negative pledge agreement);

(ii)
mortgages or deeds of trust on all real property constituting the Project (including the adjacent parcel of land owned by Valvino Lamore, LLC ("Phase II Land") and the land underlying the golf course) and the appurtenant rights necessary for the development, construction and operation of the Project including, without limitation, the water rights associated therewith and all the real property owned by the Water Companies (subject to regulatory approvals). The Credit Documents will permit release of (i) the golf course parcels from the collateral from and after the third anniversary of the Completion Date of the Project so long as at the time of such release (a) the Company has (both in actuality and on a pro forma basis without the golf course) a total debt to EBITDA ratio of 3.0 to 1.0 or less and (b) the Credit Facilities are and will continue to be (immediately after giving effect to the release) rated BB+ or higher by S&P and Ba1 or higher by Moody's, (ii) portions of the golf course parcels in order to build residential or other non-gaming related developments thereon so long as (a) the Borrower shall have met the EBITDA targets set forth in the Closing Date projections for a full year after the Completion Date of the Project and (b) such development will not interfere with the use of the golf course or otherwise reasonably could be expected to impair the overall value of the Project, (iii) approximately 2 acres from the golf course to permit the construction of a home for Stephen A. Wynn so long as (a) Wynn Resorts Holdings, LLC receives (and contributes such funds to the Borrower) fair market value for such property and (b) such construction will not interfere with the use of the golf course or otherwise reasonably could be expected to impair the overall value of the Project and (iv) the Phase II Land from the collateral at such time as either (A) the Borrower shall have met the EBITDA targets set forth in the Closing Date projections for two consecutive calendar quarters after the Completion Date of the Project and a majority of the Senior Lenders agree to the release or (B) the Borrower shall have met the EBITDA targets set forth in the Closing Date projections for four consecutive calendar quarters after the Completion Date of the Project;
(iii)
a perfected first priority security interest in substantially all tangible and intangible assets of the Credit Parties, including, without limitation, all rights of the Credit Parties under all of the construction documents, but excluding (i) capital stock, except as provided in clause (i) above, (ii) the furniture, fixtures and equipment financed with the FF&E Facility, (iii) certain licenses to the extent security interests therein are not permitted by applicable law from time to time (which licenses shall be subject to a negative pledge agreement), and (iv) those assets as to which the Administrative Agent and the Syndication Agent shall determine in their sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby; and
(iv)
a perfected second priority security interest on all furniture, fixtures and equipment financed with the FF&E Facility, other than those assets as to which the Administrative Agent and the Syndication Agent shall determine in their sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

Certain Conditions
Conditions to Closing	The closing of the Credit Facilities is subject to the conditions set forth on Exhibit B-I to the Commitment Letter.
Conditions to All Extensions of Credit	The making of each extension of credit shall be subject to the conditions set forth on Exhibit B-II to the Commitment Letter.
Certain Documentation Matters

The definitive financing documentation (including any Project Credit Support documentation) with respect to the Credit Facilities (the "Credit Documentation") shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Senior Lenders, including, without limitation:
Representations and Warranties
Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate or organizational power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; indebtedness; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; licenses; permits; franchises and regulatory approvals; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; creation, perfection and priority of security interests; and status of the Credit Facilities as senior debt.
Affirmative Covenants
Delivery of financial statements, reports, accountants' letters, projections, officers' certificates and other information reasonably requested by the Senior Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Senior Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and maintenance of interest rate and currency hedging agreements.
Post-Opening Financial Covenants	Financial covenants typical of these types of facilities (including, without limitation, maximum total leverage, minimum fixed charge coverage, minimum EBITDA and minimum net worth).
Negative Covenants
Limitations on: indebtedness (including preferred stock); liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; purchases and sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures; investments, joint ventures, partnerships, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; and changes in lines of business; and restrictions on development of Phase II of the Project on the Phase II Land.

Events of Default
Nonpayment of principal, interest, fees or other amounts when due; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or Project Credit Support or security document or security interest; a change of control (the definition of which is to be agreed); failure to hold required gaming licenses; and failure to complete the Project by August 31, 2005 (the "Outside Date").
Assignments and Participations
The Senior Lenders shall be permitted to assign and sell participations in their Loans and commitments, subject, in the case of assignments (other than assignments by a Senior Lender to another Senior Lender or to an affiliate of any Senior Lender (provided that if any funding obligations are assigned to an affiliate, such affiliate shall have demonstrable resources to comply with such obligations), of funded Term Loans, to the consent of the Administrative Agent, the Issuing Lender, the Swing Line Lender and so long as no Default or Event of Default has occurred and is continuing, the Borrower (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Senior Lender or to an affiliate of a Senior Lender), the minimum assignment amount shall be $5.0 million (in the case of the Revolving Credit Facility) or $1.0 million (in the case of the Term Loan Facility) unless otherwise agreed by the Borrower and the Administrative Agent. Participants shall have the same benefits as the Senior Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Senior Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans to federal governmental agencies in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit Facilities only upon request.

The Credit Facilities will provide for a mechanism which will allow each assignee to become a direct signatory to the Credit Facilities and will relieve the assigning Senior Lender of its obligations with respect to the assigned portion of its Loans and/or commitments.
Yield Protection
The Credit Documentation shall contain customary provisions (i) protecting the Senior Lenders against increased costs or loss of yield resulting from changes after the effective date in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Senior Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Reserve Adjusted Eurodollar Loan (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Governing Law and Forum
State of New York, or such other laws as shall be mandatorily required in connection with the creation, perfection or enforcement of any security interest granted or purported to be granted in respect of the Credit Facilities or in connection with gaming and regulatory matters germane to the Project.
Counsel to the Administrative Agent, the Syndication Agent, the Arrangers, the Book Running Managers, the Documentation Agents and the Advisors	Latham & Watkins.

QuickLinks

EXHIBIT A-1